Exhibit 10.1

Unity Biotechnology, Inc.

Amended and Restated Non-Employee Director Compensation Program

(Effective March 14, 2019)

Whereas the Unity Biotechnology, Inc. (the “Company”) Non-Employee Director Compensation Program was adopted under the Company’s 2018 Incentive Award Plan (the “Plan”) and became effective upon the closing of the Company’s initial public offering of its common stock (the “IPO”). This Amended and Restated Non-Employee Director Compensation Program (the “Amended Program”) shall be effective as of March 14, 2019. Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective on January 1, 2019, annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$35,000
Lead Independent Director	$25,000
Chair of Audit Committee:	$15,000
Chair of Compensation Committee:	$10,000
Chair of Nominating and Corporate Governance Committee:	$8,000
Chair of Science Committee:	$10,000
Audit Committee Member (other than Chair):	$7,500
Compensation Committee Member (other than Chair):	$5,000
Nominating and Corporate Governance Committee Member (other than Chair):	$4,000
Science Committee Member (other than Chair):	$5,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than thirty (30) days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial Stock Option Grant:

Each Non-Employee Director who is initially elected or appointed to serve on the Board after the IPO shall be granted an Option under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase that number of shares of Common Stock such that the Option has a Grant Date Value (as defined below) equal to $450,000 (the “Initial Option”).  For the purposes of this Amended Program, “Grant Date Value” shall mean the fair value of an option determined using the Black-Scholes pricing model with the volume weighted average trading price of a share of Common Stock on the stock exchange on which the Common Stock is then listed or traded for the thirty (30) consecutive trading days ending on the trading day prior to the date of grant and the volatility, risk-free rate and life expectancy assumptions in the Company’s most recent public filings disclosing those assumptions.

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to 1/36th of the shares subject thereto on each monthly anniversary of the applicable date of grant such that the shares subject to the Initial Option are fully vested on the third anniversary of the grant, subject to the Non-Employee Director continuing in service on the Board through each vesting date.

Annual Stock Option Grant:

Each Non-Employee Director who is serving on the Board as of the date of each annual shareholder meeting of the Company (each, an “Annual Meeting”) shall be granted an Option under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase that number of shares of Common Stock such that the Option has a Grant Date Value equal to $225,000 (the “Annual Option”), provided that the number of shares subject to the Annual Option will be prorated for any partial year of service as a Non-Employee Director.

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting following the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date.

The per share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value of a share of common stock on the date the Option is granted.

The term of each Option granted to a Non-Employee Director shall be ten (10) years from the date the Option is granted.

No portion of an Initial Option or Annual Option which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Options as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the Options granted automatically pursuant to this Amended Program, except to the extent such other provisions are inconsistent with this Amended Program.  All applicable terms of the Plan apply to this Amended Program as if fully set forth herein, and all grants of Options hereby are subject in all respect to the terms of such Plan.  The grant of any Option under this Amended Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

Effectiveness

This Amended Program is effective as of March 14, 2019.

* * * * *

I hereby certify that the foregoing Amended Program was duly adopted by the Board of Directors of Unity Biotechnology, Inc. on March 14, 2019.

Executed on this 14th day of March, 2019.

/s/ Tamara L. Tompkins

Corporate Secretary